Exhibit 10.1

LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of March 16, 2012 (the “Effective Date”), is by and between, GMS CAPITAL CORP. (hereinafter “GMS”) and 8012415 CANADA INC. (hereinafter “Nacara”).

WHEREAS, Nacara is the owner of certain trademarks, trade names, registrations, and/or applications therefore as well as all rights therein and all technical knowledge with respect to products produced or marketed in connection therewith, as further set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.         Definitions.  For purposes of this Agreement, except as otherwise expressly provided herein or unless the context clearly requires otherwise:

(a) “Domain Name” means the domain names and all related trademarks, products and services, copyrights, trade secrets, and other intellectual property rights and licenses of various kinds related to the domain names used or owned by Nacara.

(b) “Effective Date” means the date on which this Agreement is executed.

(c) “Know-How” includes, among other things, all technical information, procedures, processes, trade secrets, formulae, methods, practices, techniques, information, diagrams, drawings, specifications, blueprints, lists of materials, labor and general costs, production manuals and data relating to design, manufacture, production, inspection and testing of the Products known by, available to, used or owned by Nacara.

(d) “Products” shall be deemed to be all cosmetics and cosmetics-related products sold under the Trademarks and the trademarked names and similar products developed and sold now or in the future under the Trademarked names or the Trademarks.

(e) “Territory” shall mean worldwide, excluding the countries of Sweden, Russia and Finland.

(f) “Trademarks” shall refer to those trademarks, service marks, imprints, logos, trade dress and trade names whether or not registered, and all issued registrations, pending applications, or future applications relating to the name “Nacara” and other names used by Nacara for its Products.

2.         Grant of License.  Nacara hereby grants to GMS the exclusive right and license to utilize and exploit the Trademarks, Domain Name and Know-How in connection with the distribution, marketing and sale of Products in the Territory, including but not limited to:

(a) distribute, use, market and sell the Products covered by the Trademarks so manufactured;

(b) use the Trademarks in conjunction with and as they relate to the Products and all advertising, packaging and promotional material;

(c) use and exploit the Domain Name in the distribution, marketing and sale of the Products;

(d) use and exploit the Know-How in the distribution, marketing and sale of the Products.

3.           Compensation.  As consideration for the license of the Trademarks, Domain Names and Know-How and Nacara's other obligations hereunder, GMS agrees to pay the Nacara a royalty equal to five percent (5%) of the gross revenues of the Products sold by GMS, as reported in the GMS’s Annual Report on Form 10-K (the Annual Report”) as filed with the Securities and Exchange Commission.  The royalty shall be payable to Nacara on an annual basis and shall be due within thirty (30) days of the filing of the Annual Report.

4.           Term.  This Agreement shall become effective on the Effective Date and will remain in effect for a term of five (5) years unless terminated by the parties hereto (“Initial Term”).  Upon expiration of the Initial Term, this Agreement shall automatically renew for an additional term of five (5) years provided, however, that GMS has Product sales of at least: (i) Six Million United States Dollars ($6,000,000 USD) in twelve (12) months following the date of this Agreement; (ii) Fifteen Million United States Dollars ($15,000,000 USD) in twenty four (24) months following the date of this Agreement; and (iii) Twenty Five Million United States Dollars ($25,000,000 USD) in thirty six (36) months following the date of this Agreement.

5.           Representation and Warrants of Nacara.

(a) Nacara represents and warrants that it has the right to grant the rights granted in this Agreement and that it has granted no other rights or licenses which would derogate from the rights granted in this Agreement.

(b) Each Trademark is, and all registrations and applications relating thereto are, to the best of Nacara's knowledge and belief, valid and subsisting and in full force and effect as of the date hereof.

(c) To the best of Nacara's knowledge and belief, no Trademark and none of the Know-How infringes upon the rights of any other person, firm or entity within the Territory nor has any person claimed that any Trademark or any Know-How has infringed the rights of any person, firm or entity in the Territory within the past five (5) years.

(d) All of the U.S. Trademarks and, to the best of Nacara's knowledge and belief, all foreign Trademarks, are owned by the Nacara free and clear of all claims, liens and encumbrances.

(e) The Products manufactured and/or sold by Nacara prior to the Effective Date are, to the best of Nacara's knowledge and belief, fit for the use intended, have been manufactured, sold and distributed in compliance with all applicable law, rules and regulations within the Territory and conform in all respects to all applicable laws within the Territory.

(f) Nacara has not granted in the Territory any license, franchise or permit to any third party to use any of the Trademarks or Know-How as they relate to the Products except in the ordinary course of its business.

(g) None of the Trademarks are subject to any outstanding order, decree, judgment, stipulation, restriction, or agreement limiting the scope or the use of any of the Trademarks.

(h) Except as disclosed on Schedule C hereto, Nacara has not entered into any agreement relating to the Trademarks or Products.

(i) To the best of Nacara's knowledge there are no pending or threatened claims relating to the Trademarks or the distribution or sale of the products.

6.           Indemnity for Trademark Actions.  Nacara will defend GMS, its subsidiaries, affiliates, sublicensors, customers, distributors, directors, officers, representatives, agents, successors and assigns against any claim that the sale of any of the Products infringes Trademarks in the Territory in the Territory in which Nacara has registered its Trademarks, and Nacara will pay resulting costs, damages and legal fees finally awarded up to a maximum of the royalties to which Nacara is entitled under this Agreement provided, however, that GMS shall promptly notify Nacara in writing of the claim.

7.           Registrations and Infringement.

(a) Nacara shall be responsible for maintaining the Trademarks in full force and effect throughout the term of this Agreement, and, for any registration of the Trademarks beyond registrations which already exist in the Territory.

(b) Each party hereto shall advise the other promptly of any instances of infringements, limitations, illegal use or misuse of any Trademark. GMS shall have the right to commence legal action for the enforcement of any such Trademarks in the Territory. Nacara and GMS shall cooperate fully in the prosecution of any such action free of charge, and each agrees that it shall be joined as a party plaintiff to the action and authorizes such joinder. Each shall have the right at its own expense to retain independent counsel or shall designate an individual of its choosing who shall be kept fully informed of all issues in the action, who shall be advised in advance of each new step in the action, and who shall be entitled promptly to receive copies of all pleadings, documents and correspondence regarding the action.

8.          Indemnification.

(a) Except as otherwise set forth in this Agreement, Nacara makes no warranty with respect to the Know-How or Products.  GMS shall indemnify and save Nacara harmless from all loss, costs or damages which Nacara may suffer or pay as a result of claim or suits arising out of any injuries to persons and/or damage to property due to or arising out of or relating to any acts, duties or obligations or omissions of GMS or of any personnel employed or otherwise engaged by GMS to perform GMS's obligations under this Agreement, and GMS shall, at the request of Nacara, assume the defense of any demand, claim, action, suit or proceeding brought against Nacara by any reason thereof and pay any and all damages assessed against or that are payable by Nacara as the result of the disposition of any such demand, claim, action, suit or proceeding. Without limiting the generality of the foregoing, GMS agrees to indemnify and save Nacara, its directors, officers, employees and agents and their respective heirs, executors, administrators, successors and assigns and each of them harmless of and from any and all manner of action, causes of action, claims, liabilities, debts, covenants, contracts, accounts, duties, demands, damages or expenses whatsoever, directly or indirectly suffered by it or them in connection with or otherwise related to product liability, personal injury and property loss of, to or experienced by third parties in relation to the Products manufactured after the Effective Date.

(b) Nacara agrees to indemnify, defend and save GMS, its directors, officers, employees and agents and their respective heirs, executors, administrators, successors and assigns and each of them harmless of and from any and all manner of action, causes of action, claims, liabilities, debts, covenants, contracts, accounts, duties, demands, damages or expenses whatsoever, directly or indirectly suffered by it or them in connection with or otherwise related to product liability, personal injury and property loss of, to or experienced by third parties in relation to the Products manufactured prior to the Effective Date or any wrongful acts or omission of Nacara, its officers, directors, agents or employees.

9.           Confidentiality.

(a)  All information, including the Know-How, (other than information generally known in the industry or information) (“Confidential Information”) supplied by or on behalf of Nacara pursuant to this Agreement shall be treated as confidential by Nacara and shall be used solely to enable GMS to manufacture, use, sell and develop a market for the Products in accordance with this Agreement.

(b) Nacara covenants and agrees that no Confidential Information by or on behalf of Nacara in the manner described or otherwise shall be disclosed to anyone outside the organization of GMS (or to its attorneys and accountants so long as same are bound to keep such information confidential) without the prior written consent of GMS unless otherwise required by law but only after reasonable prior written notice of same to GMS.

(c) Nacara agrees to use all reasonable efforts to take such actions as may be appropriate to prevent the unauthorized use and disclosure of, and to keep confidential all such Confidential Information.

10.           Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by all of the parties hereto.

11.           Miscellaneous.

       (a) Entire Agreement.  This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement.  No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver.  No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the Agreement with respect to its subject matter.  Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

(b) Severability.  If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

(c) Notices.  All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 11(c).  Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery.

(d) Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the Province of Quebec and Canada applicable to agreements executed and to be performed wholly within such Province, without regard to any principles of conflicts of law.  Each of the parties hereby  irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the courts located in Montreal Québec, by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process made either (x) in the manner set forth in Section 11(c) of this Agreement (other than by telecopier), or (y) any other method of service permitted by law.

(e) Parties to Pay Own Expenses.  Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses.

(f) Successors.  This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(g) Further Assurances.  Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

(h) Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

(i) No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

(j) Headings.  The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

(k) The parties hereto confirm that it is their wish that this Agreement, as well as all other documents relating hereto, including notices, have been and shall be drawn up in the English language only.  Les parties aux présentes confirment leur volonté que ce contrat de même que tous les documents, y compris tout avis, s’y rattachant, soient rédigées en anglais seulement.

(Signatures on following page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

8012415 CANADA INC.
By:	/s/ Caroline Coulombe
Caroline Coulombe
Its:	President

GMS CAPITAL CORP.
By:	/s/ Caroline Coulombe
Caroline Coulombe
Its:	President